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                                                                 Exhibit 10 (tt)

                              AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is effective as of October 31, 2001, by and between Hasbro, Inc., a Rhode Island corporation with a principal place of business at 1027 Newport Avenue, Pawtucket, RI 02862 ("Hasbro"), and Brian Goldner, an individual with a residence at 324 50 Park Row W, Providence, RI 02903 (the "Employee").

WHEREAS, Hasbro desires to continue to employ Employee and assist the Employee in relocating to Rhode Island;

WHEREAS, Employee desires to continue to be employed by Hasbro and receive assistance from Hasbro to relocate to Rhode Island; and

WHEREAS, Hasbro and Employee desire to amend and restate the terms and conditions of Employee's employment as set forth in that certain Employment Agreement dated March 18, 2000.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

  1. TERM OF EMPLOYMENT. Hasbro hereby agrees to continue to employ Employee and Employee hereby accepts continued employment with Hasbro for the period commencing on or about July 1, 2001 (the "Commencement Date") and ending on June 30, 2004, (the "Term") subject to the terms and conditions set forth below and unless otherwise terminated in accordance with the provisions of Section 4.

  2. TITLE; REPORTING EMPLOYEE. Employee shall serve as President, US Toys and agrees to undertake the duties and responsibilities described herein and such other duties and responsibilities as are assigned to Employee. Employee agrees to devote his entire business time, attention and energies to the business and interests of Hasbro during the Term. Employee agrees to comply with all Hasbro and applicable Hasbro policies that are in effect during the Term.

  3. COMPENSATION AND BENEFITS.

     3.1 SALARY. Hasbro shall pay to Employee, an annual base salary of Five Hundred Twenty Five Thousand Dollars ($525,000) in biweekly installments, less all applicable taxes and withholdings. Provided Employee remains employed by Hasbro in the capacity noted in 2, above, Employee's salary shall be adjusted to Five Hundred Fifty Thousand Dollars

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($550,000) on or about March 19, 2002. During the remainder of the Term, and provided Employee remains employed by Hasbro in the capacity noted in 2, above, Employee's salary shall be adjusted in accordance with Hasbro's salary guidelines for senior executives.

     3.2 SIGN-ON BONUS. Employee has received a sign-on bonus of Two Hundred Fifty Thousand Dollars ($250,000). If Employee (i) voluntarily leaves the employ of Hasbro or (ii) is terminated by Hasbro pursuant to Paragraph 4.1 below, prior to March 18, 2002, Employee shall repay one half (1/2) of such sign-on bonus to Hasbro on the date Employee terminates his employment with Hasbro. Employee shall be entitled to retain any bonus previously paid if Employee's termination is for any reason other than Employee voluntarily leaving the employ of Hasbro or Employee is terminated pursuant to Paragraph 4.1.

     3.3 MANAGEMENT INCENTIVE PLAN BONUS.

        (a) During the Term, Employee will be eligible to receive a Management Incentive Plan bonus based on a target of fifty percent (50%) of Employee's earned base salary for the incentive year. Actual bonus awards may vary depending on Hasbro, or Employee's performance, and are discretionary.

        (b) Notwithstanding the foregoing, Employee received a Management Incentive Plan Bonus for calendar year 2000 of Two Hundred Fifty Thousand Dollars ($250,000) (the "2000 MIP Bonus"). If Employee terminates his employment pursuant to Paragraph 4.4 below between March 19, 2001 and March 18, 2002, Employee shall repay Hasbro two-thirds (2/3) of the 2000 MIP Bonus paid. If Employee terminates his employment pursuant to Paragraph 4.4 below between March 19, 2002 and March 18, 2003, Employee shall repay Hasbro one-third (1/3) of the 2000 MIP Bonus paid. All repayments of the 2000 MIP Bonus shall be made on the date Employee terminates his employment with Hasbro. Employee shall be entitled to retain any of the 2000 MIP Bonus if termination is for any reason other than pursuant to Paragraph 4.1 or 4.4 below.

     3.4 STOCK OPTION AND RESTRICTED STOCK GRANTS.

        (a) Hasbro has granted Employee a non-qualified stock option for the purchase of 50,000 shares of common stock of Hasbro. Such option has an exercise price equal to the mean of the high and low prices of the shares on March 20, 2000 and shall vest in three equal annual installments commencing March 18, 2001. Such option was granted pursuant to Hasbro's standard form of Stock Option Agreement, as modified to reflect the last sentence of Section 5.3 below.

        (b) Hasbro has granted Employee a non-qualified stock option for the purchase of 100,000 shares of common stock of Hasbro. Such option has an exercise price equal to ten percent (10%) higher than the mean of the high and low prices of the shares on March 20, 2000. Such option shall vest in five equal annual installments commencing March 18, 2001. Such option was granted pursuant to Hasbro's standard form of Stock Option Agreement for premium priced options, as modified to reflect the last sentence of Section 5.3 below.

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        (c) Hasbro has granted Employee 61,000 restricted shares of Hasbro common stock, effective March 18, 2000. Such restricted shares shall vest in one installment on March 18, 2003 and certificate(s) for such restricted shares shall be held in escrow and shall contain legends, which indicate the shares are subject to forfeiture and transfer restrictions. The grant of restricted shares of common stock shall be granted pursuant to Hasbro's standard form of Restricted Stock Agreement.

        (d) FRINGE BENEFITS. Employee shall be entitled to participate in benefit programs that Hasbro establishes and makes available to its senior officers to the extent that Employee's position, tenure, salary and other qualifications make Employee eligible to participate, including but not limited to Hasbro's group life insurance, short and long term disability insurance, medical, dental, pension, 401(k) savings, stock incentive programs and deferred compensation programs for salaried employees, as in effect from time-to-time. Employee shall be entitled to 4 weeks paid vacation per year, in accordance with Hasbro's vacation policy and to be taken at a mutually agreeable time.

     3.5 AIR TRAVEL. All air travel by Employee for business or relocation purposes shall be at business class level and if business class is not available, first class provided that first class is approved by Employee's immediate supervisor.

     3.6 COMPANY CAR ALLOWANCE/LEASE. Employee shall continue to receive an automobile leased by Hasbro for Employee until the lease of the automobile expires, at which time Employee's monthly base salary shall be increased by the Employee's monthly car allowance of Eight Hundred Sixty Dollars ($860.00), and Employee shall no longer receive a leased automobile from the Company.

     3.7 RELOCATION. Employee shall be entitled to relocation assistance pursuant to Hasbro's Relocation Expenses for Transferred Employees and Executive New Hires (the "Relocation Policy"), a copy of which Employee acknowledges he has received and reviewed. Hasbro and the Employee agree that Sections 2.4, 4.2, 9.2, 9.3 and 11 of the Relocation Policy shall not apply; however, Employee agrees that Employee will use reasonable efforts to relocate to the Providence, Rhode Island area by September 1, 2001. Hasbro and Employee further agree: (a)
Section 6.2 of the Relocation Policy shall be construed to mean that insurance on household goods will be for full replacement value; and (b) Section 7.1 of the Relocation Policy will be modified such that the miscellaneous expenses maximum shall be Ten Thousand Dollars ($10,000).

     3.8 ADDITIONAL RELOCATION BENEFITS. Provided Employee relocates to the Providence, Rhode Island area on or about September 1, 2001, Hasbro shall provide Employee with a mortgage buy-down benefit of up to (a) three percent (3%) for the first twelve (12) months Employee owns the home; (b) two percent (2%) for the second twelve (12) months Employee owns the home and (c) one percent (1%) for the third twelve (12) month period Employee owns the home. Such mortgage buy-down benefit shall be administered in accordance with Company policy and through the Company's third party administrator. Hasbro shall also pay Employee a relocation bonus of forty percent (40%) of Employee's

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base salary. If Employee (i) voluntarily leaves the employ of Hasbro or (ii) is terminated by Hasbro pursuant to paragraph 4.1 below, prior to July 1, 2002, Employee shall repay the entire relocation bonus to Hasbro on the date Employee terminates his employment with Hasbro.

     3.9 CHANGE OF CONTROL AGREEMENT. Hasbro and the Employee have entered into Hasbro's standard form of Change of Control Agreement as amended.

  4. EMPLOYMENT TERMINATION. Employee's employment by Hasbro pursuant to this Agreement shall terminate upon the occurrence of any of the following:

     4.1 At the election of Hasbro, for cause, immediately upon written notice to Employee by Hasbro. For the purposes of this Section 4.1, for cause termination shall be deemed to exist upon (a) Employee's material failure to perform (i) Employee's assigned duties for Hasbro; or (ii) Employee's obligations under this Agreement; (b) conduct of the Employee involving fraud, gross negligence or willful misconduct or other action which damages the reputation of Hasbro; (c) Employee's indictment for or conviction of, or the entry of a pleading of guilty or nolo contendere by Employee to, any crime involving moral turpitude or any felony; (d) Employee's fraud, embezzlement or other intentional misappropriation from Hasbro; or (e) Employee's material breach of any material policies, rules or regulations of employment which may be adopted or amended from time to time by Hasbro. Hasbro shall provide Employee in writing of any alleged violation of (a) or (b) above, after which Employee shall have thirty (30) days to cure such violation.

     4.2 Thirty days after Employee's death or disability. As used in this Agreement, the term "disability" shall mean Employee's inability, due to a physical or mental disability, for a period of 180 consecutive days, to perform the services contemplated under this Agreement, with or without reasonable accommodation. A determination of disability shall be made by a physician satisfactory to both Employee and Hasbro, provided that if Employee and Hasbro do not agree on a physician, Employee and Hasbro shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

     4.3 At the election of Hasbro without cause and not because of a "Change of Control."

     4.4 At Employee's election without cause, as defined above, upon not less than sixty (60) days notice.

  5. EFFECT OF TERMINATION.

     5.1 TERMINATION FOR CAUSE OR AT EMPLOYEE'S ELECTION. In the event Employee's employment is terminated for cause pursuant to Section 4.1 or at Employee's election pursuant to Section 4.4, Hasbro shall pay Employee the compensation and benefits otherwise payable to Employee under Section 3 through the last day of Employee's actual employment by Hasbro.

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     5.2 TERMINATION FOR DEATH OR DISABILITY. If Employee's employment is terminated by death or because of disability pursuant to Section 4.2, Hasbro shall pay to Employee's estate or to Employee, as the case may be, the compensation which would otherwise be payable to Employee up to the end of the month in which the termination of Employee's employment because of death or disability occurs. All stock options and restricted stock granted to Employee shall vest and be exercisable in accordance with the relevant agreements and plans.

     5.3 TERMINATION AT THE ELECTION OF HASBRO. If Employee's employment is terminated at the election of Hasbro pursuant to Section 4.3 and provided Employee executes a full and complete release in a form prepared by Hasbro, then Employee shall be entitled to the greater of: (a) Employee's base salary at the times and in the amounts that would have been paid to Employee had Employee remained in the employ of the Company for the balance of the Term; or (b) twenty-four (24) months of base salary continuation. Such base salary continuation shall be less all applicable taxes and withholdings, and shall be paid in accordance with the applicable severance plan for Hasbro Salaried Employees (the "Severance Plan"). Notwithstanding the provisions of the Severance Plan or this Paragraph 5.3, provided that Employee executes a full and complete release in a form prepared by Hasbro, if Employee's employment is terminated pursuant to Section 4.3 , all unvested stock options and restricted stock will become vested and any bonus repayment obligations of Employee, as set forth in paragraphs 3.2, 3.3, or 3.8 above, will terminate.

     5.4 SURVIVAL. The provisions of Sections 6 and 7 below shall survive the termination of this Agreement.

  6. NON-SOLICITATION.

        (a) During the Employment Period and for a period of one (1) year after the termination or expiration thereof, for any reason, Employee will not directly or indirectly:

            (i) either alone or in association with others, solicit, or permit any person or organizations directly or indirectly to solicit, any individual who at the time of the solicitation is, or who within the six (6) month period prior to such solicitation was an employee of Hasbro to leave the employ of Hasbro or terminate his or her employment relationship with either Hasbro, or hire or attempt to hire or induce, any employee or employees of Hasbro to terminate their employment with, or otherwise cease their relationship with Hasbro; or

            (ii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of Hasbro;

        (b) The geographic scope of this Section 6 shall extend to anywhere Hasbro or its respective subsidiaries is doing business at the time of termination or expiration. If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be

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unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

        (c) Employee acknowledges that the restrictions contained in this
Section 6 are necessary for the protection of the business and goodwill of Hasbro and are considered by Employee to be reasonable for such purpose. Employee agrees that any breach of this Section 6 will cause Hasbro substantial and irrevocable damage, and therefore, in the event of any such breach, in addition to such other remedies which may be available, Hasbro shall have the right to obtain and receive specific performance and injunctive relief without posting a bond or other security.

  7. OTHER AGREEMENTS.

        (a) Employee hereby represents that Employee is not bound by the terms of any agreement with any previous employer or other party, which would impair Employee's right or ability to enter the employ of Hasbro or perform fully Employee's obligations pursuant to this Agreement. Employee further represents and warrants that Employee's performance of all the terms of this Agreement and as an Employee of Hasbro does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust prior to Employee's employment with Hasbro.

        (b) Employee agrees and acknowledges that he has executed Hasbro's Invention Assignment and Proprietary Information Agreement.

  8. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Mail, by registered or certified mail, postage prepaid, addressed to Hasbro at 1027 Newport Avenue, Pawtucket, RI 02862 Attention:
General Counsel and to Employee and to Employee's attorney, Robert F. Krug, Jr., Carponelli & Krug, Suite 2350, 55 W. Monroe Street, Chicago, IL 60603 or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

  9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including but not limited to that certain Employment Agreement by and between the Employee, and Tiger Electronics Ltd. and the Company.

  10. AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by Employee and Hasbro.

  11. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Rhode Island and Employee consents to the

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exclusive jurisdiction of the Federal District Court for the District of Rhode
Island to resolve all disputes arising out of Employee's employment relationship with the Company.

  12. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which Hasbro may be merged or which may succeed to its assets or business, provided, however, that Employee's obligations are personal and shall not be assigned by Employee.

  13. MISCELLANEOUS.

     13.1 No delay or omission by Hasbro in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by Hasbro on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

     13.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any Section of this Agreement.

     13.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     13.4 IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year set forth above.

                                                  Hasbro, Inc.

                                                  /s/ Al Verrecchia
                                                  -----------------------------

                                                  By: Al Verrecchia

                                                  Title: President and Chief
                                                  Operating Officer

                                                  /s/ Brian Goldner
                                                  -----------------------------

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                                                  Brian Goldner